Exhibit 99.1

BTC Digital Ltd. Announces Strategic Acquisition of Arkansas-Based Mining Facility

Shenzhen, July 3, 2024 /PRNewswire/--BTC Digital Ltd. (“BTC Digital” or the “Company”) today announced the signing of a significant acquisition agreement, marking the successful purchase of an Arkansas-registered company. This acquisition includes a Bitcoin mining facility in Arkansas equipped with a 6MV long-term stable power load, with the total consideration for the purchase amounting to $1.99 million. With the completion of this acquisition, BTC Digital will hold 100% ownership of the acquired company.

This strategic move is set to substantially enhance BTC Digital’s core competitiveness in several key areas:

1. Reduction in Operational Costs: The acquisition will lower the mining operational costs for the Company. As Bitcoin mining difficulties continue to rise, possessing increased computational power and lower costs will allow the company to maintain a competitive edge in the fiercely competitive market.

2. Long-Term Stable Energy Supply: Owning and operating a mining facility ensures a stable, long-term energy supply. This stability helps mitigate the risks associated with mining operations and increases the company’s ability to withstand industry and market fluctuations, ensuring sustainable development of mining operations.

3. Leading Mining Machine Hosting Services: The Company will offer leading, customized end-to-end mining machine hosting services to meet the growing demand for BTC mining. This initiative will further solidify BTC Digital’s leading position in the cryptocurrency mining industry and contribute to the industry’s development.

The management team of BTC Digital stated that this acquisition represents a critical step in the Company’s strategic development plan and a positive response to the future trends in the cryptocurrency mining industry. The Company will continue to seek appropriate expansion opportunities and commit to providing efficient and reliable mining solutions, contributing positively to the sustainable growth of the cryptocurrency industry.

About BTC Digital Ltd.

BTC Digital Ltd.is a blockchain technology company, with a long-term strategy to create value across the metaverse, blockchain and cryptocurrency mining industry. The Company is committed to developing blockchain related businesses in North America, including cryptocurrency mining, mining farm construction, and mining pool and data center operation.

For more information, please visit: https://meten.investorroom.com

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes”, “estimates”, “target”, “going forward”, “outlook” and similar statements. Such statements are based upon management’s current expectations and current market and operating conditions and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond the Company’s control, which may cause the Company’s actual results, performance or achievements to differ materially from those in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in the Company’s filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

For investor and media inquiries, please contact:

ir@btct.us